FORM 12b-25
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          NOTIFICATION OF LATE FILING

                                  (Check One)

    X  Form 10-K      Form 11-K      Form 20F      Form 10-Q      Form N-SAR

             For Period Ended:   Fiscal Year Ended January 28, 1995
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Read Instructions (on back page) before preparing form.  Please print or type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________________________________________

__________________________________________________________________________
Part I - Registrant Information
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Full Name of Registrant                  Sun City Industries, Inc.

Former Name if Applicable
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Address of Principal Executive
Office (Street and Number)               5545 N.W. 35th Avenue
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City, State and Zip Code                 Fort Lauderdale, FL  33309
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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  X    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  X    (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.








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Part III - Narrative
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q, or N-SAR or the portion thereof, could not be filed within the prescribed time period.

     The Company has not completed its process of analyzing certain transactions relating to its joint ventures and other assets. The Company is unable to file its Form 10-K on a timely basis without unreasonable effort and expense.
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Part IV - Other Information
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(1)  Name and telephone number of person to contact in regard to this notification

      Malvin Avchen, CEO                  305               730-3333
       (Name)                         (Area Code)       (Telephone Number)
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(2)  Have all other periodic reports required under
     Section 13 or 15(d) of the Securities Exchange
     Act of 1934 or Section 30 of the Investment
     Company Act of 1940 during the preceding 12
     months (or for such shorter period that the         X   Yes       No
     registrant was required to file such reports)
     been filed?  If answer is no, identify report(s).
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(3)  Is it anticipated that any significant change in
     results of operations from the corresponding
     period for the last fiscal year will be reflected
     by the earnings statements to be included in the
     subject report or portion thereof?                       Yes   X  No

     If so, attach an explanation of the anticipated
     change, both narratively and quantitatively, and,
     if appropriate, state the reasons why a reasonable
     estimate of the results can not be made.
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                           SUN CITY INDUSTRIES, INC.
                  (Name or Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      April 27, 1995                 By:
                                         PIN# AE 5639        MALVIN AVCHEN
                                        Malvin Avchen, CEO

Instruction: The Form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                              Attention
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).